Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential World Fund, Inc.:

We consent to the use of our reports dated December 20, 2013, incorporated by reference herein and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the proxy statement/prospectus.

New York, New York
August 18, 2014